Registration No. 333-208172

Registration No. 333-167141

Registration No. 333-163892

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-208172

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167141

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-163892

UNDER THE SECURITIES ACT OF 1933

TEAM HEALTH HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware		36-4276525
(State of Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
265 Brookview Centre Way, Suite 400 Knoxville, Tennessee (865) 693-1000
(Address of Principal Executive Offices)

Amended and Restated Team Health Holdings, Inc. 1997 Equity Participation Plan

Amended and Restated 2002 Equity Participation Plan of Team Health Holdings, Inc.

Amended and Restated Team Health Holdings, Inc. 2007 Equity Participation Plan

Amended and Restated Team Health Holdings, Inc. 2012 Equity Participation Plan

Team Health Holdings, Inc. 2010 Employee Stock Purchase Plan

Team Health Holdings, Inc. 2010 Nonqualified Stock Purchase Plan

Team Health Holdings, Inc. 2009 Stock Incentive Plan

(Full Title of Plan)

c/o Steven E. Clifton Executive Vice President, General Counsel and Corporate Secretary Team Health Holdings, Inc. 265 Brookview Centre Way, Suite 400 Knoxville, Tennessee 37919
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Joshua N. Korff, Esq.

Michael Kim, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

Team Health Holdings, Inc. (the “Registrant”) is filing with the Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (these “Post-Effective Amendments”) in connection with the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) of:

•	Registration Statement No. 333-208172, filed with the SEC on November 23, 2015, pertaining to the registration of 1,971,078 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Registrant for issuance pursuant to the Amended and Restated Team Health Holdings, Inc. 1997 Equity Participation Plan, Amended and Restated 2002 Equity Participation Plan of Team Health Holdings, Inc., Amended and Restated Team Health Holdings, Inc. 2007 Equity Participation Plan and Amended and Restated Team Heath Holdings, Inc. 2012 Equity Participation Plan;

•	Registration Statement No. 333-167141, filed with the SEC on May 27, 2010, pertaining to the registration of 1,400,000 shares of Common Stock of the Registrant for issuance pursuant to the Team Health Holdings, Inc. 2010 Employee Stock Purchase Plan and the Team Health Holdings, Inc. 2010 Nonqualified Stock Purchase Plan; and

•	Registration Statement No. 333-163892, filed with the SEC on December 21, 2009, pertaining to the registration of 15,100,000 shares of Common Stock of the Registrant for issuance pursuant to the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

On February 6, 2017, pursuant to an Agreement and Plan of Merger, dated as of October 30, 2016, by and among the Registrant, Tennessee Parent, Inc., a Delaware corporation (“Parent”), and Tennessee Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statements. Accordingly, the Registrant is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to terminate the effectiveness of the Registration Statements, and, in accordance with the undertakings made by the Registrant in the Registration Statements, to remove from registration any and all of the securities previously registered under the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Team Health Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of February, 2017.

TEAM HEALTH HOLDINGS, INC.

By:	/s/ Steven E. Clifton
Steven E. Clifton
Executive Vice President, General Counsel and Corporate Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.